Exhibit 99.1

1120 Avenue of the Americas • New York, NY 10036 • (212) 869-3000 • FAX (212) 869-3989

FOR IMMEDIATE RELEASE

CONTACT:	Stacy Lipschitz
Vice President - Corporate Communications
New Plan Excel Realty Trust, Inc.
212-869-3000 EXT. 3359

NEW PLAN EXCEL REALTY TRUST REPORTS FIRST QUARTER 2003 RESULTS

NEW YORK, May 8, 2003 — New Plan Excel Realty Trust, Inc. (NYSE: NXL) today announced financial results for the three months ended March 31, 2003.

Total rental revenues for the first quarter of 2003 increased to $121.9 million from $84.8 million in the first quarter of last year.  Net income available to common stockholders was $30.7 million, or $0.31 per diluted share, in the first quarter of 2003 compared with $16.6 million, or $0.18 per diluted share, in the first quarter of 2002.  Funds from operations (FFO) for the first quarter of 2003 increased to $52.6 million, or $0.53 on a diluted per share basis, from $43.4 million, or $0.45 on a diluted per share basis, in the first quarter of 2002. A reconciliation of net income to FFO is presented in the attached table.

Property Portfolio

At the end of the first quarter, the gross leasable area (GLA) for the Company’s community and neighborhood shopping centers, excluding properties under redevelopment, was approximately 91 percent leased.  The GLA for the Company’s overall portfolio, excluding properties under redevelopment, was approximately 91 percent leased at March 31, 2003 and when including properties under redevelopment, the GLA for the overall portfolio was approximately 89 percent leased. The average annual base rent (ABR) per leased square foot at March 31, 2003 for the Company’s overall portfolio was $7.87.  During the quarter, 118 new leases, aggregating approximately 417,000 square feet, were signed at an average ABR of $9.91 per square foot.  Also during the quarter, 200 renewal leases, aggregating approximately 864,000 square feet, were signed at an average ABR of $9.34 per square foot, an increase of approximately 8.3 percent over the expiring leases.

The Company reported a decline in same property net operating income of approximately 2.0 percent for the first quarter of 2003 as compared with the first quarter of 2002.  The decline was primarily due to an increase in operating expenses, particularly snow removal, insurance and real estate taxes, which were only partially offset by higher recoveries; the impact of several previously disclosed bankruptcies; and the temporary warehousing of space as part of the Company’s increasing redevelopment program.

Acquisitions and Dispositions

On January 3, 2003, the Company acquired a portfolio of seven grocery-anchored neighborhood shopping centers located in Michigan and aggregating 534,386 square feet for approximately $46 million in cash.  Also during the first quarter, the Company acquired the remaining 50 percent interest in Vail Ranch II, located in Temecula, California, for approximately $1.5 million in cash and the satisfaction of $9.0 million of mortgage indebtedness on the property.  This community shopping center is in the later stages of development and is expected to total 204,204 square feet when complete, including 99,204 square feet from Phase 1 of the property, which was already 100 percent owned by the Company.

During the first quarter, the Company sold nine properties and one land parcel for an aggregate of approximately $15.2 million.  Properties sold during the quarter include Southwood Plaza, a 81,959 square foot shopping center located in Bowling Green, Ohio; Parkway Plaza, a 140,021 square foot shopping center located in Maumee, Ohio; Eastgate Plaza, a 44,365 square foot shopping center located in Americus, Georgia; a portfolio of six Kindercare single tenant properties located in Indiana and Michigan and aggregating 28,228 square feet; and 13 acres of land in Toledo, Ohio, representing a portion of Central Avenue Marketplace.

Balance Sheet Position

The Company completed the quarter with total book assets of approximately $3.5 billion and a total debt / undepreciated book value ratio of 46.2 percent.  The Company’s debt had an overall average current interest rate for the three months ended March 31, 2003 of 5.7 percent, a weighted average maturity of 6.1 years and approximately 76 percent is fixed rate.

On March 3, 2003, the Company repaid $110.5 million outstanding under its variable rate REMIC through a draw under the Company’s senior unsecured revolving credit facility.  The variable rate REMIC debt was retired.  On April 21, 2003, the Company completed a public offering of 8,000,000 depositary shares, including the partial exercise of the underwriters’ over-allotment option, with each depositary share representing a 1/10 fractional interest of a share of 7.625 percent Series E Cumulative Redeemable Preferred Stock.  The net proceeds to the Company from the offering were approximately $193 million, which were used to redeem all of the Company’s outstanding series B depositary shares, each of which represented a 1/10 fractional interest of a share of the Company’s 8-5/8 percent Series B Cumulative Redeemable Preferred Stock, as well as to repay a portion of the amount outstanding under the Company’s senior unsecured revolving credit facility.  On May 5, 2003, the Company redeemed all of its 6,300,000 series B depositary shares, each of which represented a 1/10 fractional interest of a share of the Company’s 8-5/8 percent Series B Cumulative Redeemable Preferred Stock, at an aggregate cost of $158 million.

Dividend

For the first quarter of 2003, the Company’s Board of Directors declared a cash dividend of $0.4125 per common share, which was paid on April 15, 2003 to common shareholders of record on April 1, 2003.

For the second quarter of 2003, the Company’s Board of Directors declared a cash dividend of $0.4125 per common share.  On an annualized basis, this is the equivalent of $1.65 per share.  The dividend is payable on July 15, 2003 to common shareholders of record on July 1, 2003.  New Plan Excel Realty Trust shares go ex-dividend on June 27, 2003.  The Board of Directors also declared a dividend of $0.975 per depositary share on its 7.8 percent Series D Cumulative Voting Step-Up Premium Rate Preferred Stock to shareholders of record on July 1, 2003, payable on July 15, 2003.  In addition, the Board of Directors declared a pro rata dividend of $0.37066 per depositary share on its 7.625 percent Series E Cumulative Redeemable Preferred Stock to shareholders of record on July 1, 2003, payable on July 15, 2003.

Management Comment

“We kicked off 2003 with the continued execution of our business plan on a number of fronts.  During the first quarter, we increased the scale and scope of our shopping center portfolio and leveraged our established infrastructure with the acquisition of eight shopping center assets, while opportunistically culling non-strategic shopping centers and non-core single tenant properties.  We also effectively focused on our core operations, a key component of our ongoing growth strategy, achieving healthy leasing productivity and increasing our pipeline of redevelopment projects,” commented Glenn J. Rufrano, Chief Executive Officer.  “In addition, we took advantage of the current capital markets environment by replacing our 8-5/8 percent Preferred Stock with a 7.625 percent Preferred Stock issuance.”

Conference Call

The Company will be hosting a teleconference on Thursday, May 8, 2003 at 2:00 PM ET.  The teleconference can be accessed by dialing 1-800-810-0924 (International: 1-913-981-4900) or via the web at www.newplan.com under Investor Information; Audio Archives.  A replay of the teleconference will be available through midnight ET May 15, 2003 by dialing 1-888-203-1112 (International: 1-719-457-0820) or via the web at www.newplan.com under Investor Information; Audio Archives.  Please refer to confirmation code #169847.

The Company’s Supplemental Disclosure package will be furnished today on Form 8-K and will also be available on New Plan’s website at www.newplan.com under Investor Information; Financial Reports.  These materials are also available in e-mail or hard copy formats by contacting New Plan Corporate Communications at corporatecommunications@newplan.com or 1-800-468-7526.

New Plan Excel Realty Trust, Inc. is one of the nation’s largest real estate companies, focusing on the ownership and management of community and neighborhood shopping centers.  The Company operates as a self-administered and self-managed REIT, with a national portfolio of 393 properties and total assets of approximately $3.5 billion.  Its properties are strategically located across 35 states and include 354 community and neighborhood shopping centers, primarily grocery or name-brand discount chain anchored, with approximately 49.5 million square feet of gross leasable area, and 39 related retail real estate assets, with approximately 2.9 million square feet of gross leasable area.  For additional information, please visit www.newplan.com

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: changes in the global political environment; national and local economic conditions; the competitive environment in which the Company operates; financing risks; property management risks; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget and strategies, actions and performance of affiliates that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, which discuss these and other factors that could adversely affect the Company’s results.

-financial tables follow-

NEW PLAN EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2003	March 31, 2002
Rental Revenues:
Rental income	$95,676	$67,335
Percentage rents	1,761	2,375
Expense reimbursements	24,431	15,131
TOTAL RENTAL REVENUES	121,868	84,841

Rental Operating Expenses:
Operating costs	23,277	13,325
Real estate and other taxes	15,808	9,434
Provision for doubtful accounts	1,813	2,628
TOTAL RENTAL OPERATING EXPENSES	40,898	25,387
NET OPERATING INCOME	80,970	59,454

Other Income:
Interest, dividend and other income	3,362	3,127
Equity in income of unconsolidated ventures	473	1,718
Foreign currency loss	—	(19)
TOTAL OTHER INCOME	3,835	4,826

Other Expenses:
Interest expense	26,062	19,708
Depreciation and amortization	19,036	14,901
General and administrative	4,230	3,640
TOTAL OTHER EXPENSES	49,328	38,249

Income before real estate sales, impairment of real estate and minority interest	35,477	26,031
Gain on sale of real estate	—	319
Impairment of real estate	—	(4,000)
Minority interest in income of consolidated partnership	(401)	(240)
INCOME FROM CONTINUING OPERATIONS	35,076	22,110

Discontinued Operations:
Results of discontinued operations	84	5,440
Gain (loss) on sale of discontinued operations	3,483	(133)
Impairment of real estate held for sale	(3,454)	(5,429)
INCOME FROM DISCONTINUED OPERATIONS	113	(122)
NET INCOME	$35,189	$21,988

Preferred dividends	(4,859)	(5,659)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS – BASIC	30,330	16,329
Minority interest in income of consolidated partnership	401	240
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS – DILUTED	$30,731	$16,569

Net income per common share – basic	$0.31	$0.18
Net income per common share – diluted	0.31	0.18

Funds from operations: (1)
Net income	$35,189	$21,988
Add:
Depreciation and amortization:
Continuing operations real estate assets (2)	19,290	15,209
Discontinued operations real estate assets	82	1,482
Impairment of real estate:
Impairment of real estate	—	4,000
Impairment of real estate held for sale	3,454	5,429
Deduct:
Preferred dividends (3)	(4,859)	(5,659)
Gain on sale of real estate (4)	—	(192)
(Gain) loss on sale of discontinued operations (4)	(1,000)	133
FUNDS FROM OPERATIONS – BASIC	52,156	42,390
Add:
Preferred A dividends (3)	—	800
Minority interest in income of consolidated partnership	401	240
FUNDS FROM OPERATIONS – DILUTED	$52,557	$43,430

Funds from operations per share – basic	$0.54	$0.46
Funds from operations per share – diluted	0.53	0.45

Weighted average common shares outstanding – basic	96,937	92,191
ERP partnership units	2,178	1,116
Options	487	575
Weighted average common shares outstanding – diluted (Net income calculation)	99,602	93,882
Dilutive effect of convertible Preferred A (3)	—	1,874
Weighted average common shares outstanding – diluted (FFO calculation)	99,602	95,756

(1) Funds from Operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”).  The White Paper defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as various non-recurring items, gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult to compare. FFO should not, however, be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.  In addition, the Company’s computation of FFO may differ in certain respects from the methodology utilized by other REITs to calculate FFO.

(2) Includes pro rata share of joint venture projects.

(3) On July 15, 2002, the Company redeemed all Preferred A shares outstanding, resulting in the issuance of approximately 1.9 million shares of common stock at an equivalent price of $20.10 per share.

(4) Excludes gain / loss on sale of land.

The above does not purport to disclose all items required under GAAP.

The Company’s Form 10-Q for the quarter ended March 31, 2003 should be read in conjunction with the above information.

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